UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona		85254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Key Employee Incentive Plan

On December 23, 2016, following approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Nuverra Environmental Solutions, Inc. (the “Company”), the Company adopted a Key Employee Incentive Plan (the “Plan”). The Plan is structured to incentivize certain senior executive officers (the “Key Executives”) whose employment and performance is critical to the success of the Company.

Under the Plan, the Key Executives will be eligible to receive monthly incentive payments based upon the Company’s achievement of pre-established performance targets relating to adjusted earnings before interest, taxes, depreciation and amortization and Company-wide safety scores. Pursuant to the Plan, the Key Executives will not receive the monthly incentive payment if the Company’s performance for that month falls below 50% of the applicable performance target, and the Key Executives monthly incentive payments are limited to a maximum of 150% of target. Monthly incentive payments under the Plan are calculated as follows: (i) performance at 100% of target for a given month provides a payout for that month equal to ten percent of the Key Executive’s current annual base salary; and (ii) the monthly incentive payment for performance above or below the target level, subject to the minimum and maximum thresholds described above, is determined by the application of linear interpolation.

The Plan covers a 15-month period beginning October 2016 through December 2017. Subject to certain exceptions, Key Executives must remain continuously employed by the Company through each payment date in order to receive the monthly incentive payment. Key Executives will forfeit future payments of monthly incentive compensation if they are terminated for cause or voluntarily terminate their employment, other than for good reason (as defined in their respective employment agreements). If the Key Executive is terminated without cause, resigns for good reason, becomes disabled or dies, he or she shall remain eligible to continue to receive the monthly incentive payments for the remainder of the incentive period, subject to the execution of a release of claims.

The Plan is structured to be applicable to such Key Executives of the Company who may be designated as participants from time to time by the Compensation Committee. Joseph M. Crabb, the Company’s Executive Vice President & Chief Legal Officer, initially is the only participant in the Plan.

The foregoing description of the Plan is only a summary and does not purport to be a complete description of the terms and conditions under the Plan, and such description is qualified in its entirety by reference to the full text of the Plan, a copy of which will be attached as an exhibit to the Company’s 2016 Annual Report on Form 10-K, its next periodic filing.

Employment Agreement Amendment

On December 23, 2016, following approval by the Compensation Committee, the Company and Mr. Crabb entered into a First Amendment to Employment Agreement (the “First Amendment”), which amends the Employment Agreement, dated February 5, 2016, between the Company and Mr. Crabb (the “Employment Agreement”). The First Amendment amends the Employment Agreement by providing Mr. Crabb a 2016 incentive bonus in an amount equal to seventy-five percent of Mr. Crabb’s current annual base salary, which vests upon the successful completion of a transaction (as defined in the First Amendment) or Mr. Crabb’s termination without cause, for good reason, or due to his death or disability. For purposes of the First Amendment, a transaction means a change of control (as defined in the Employment Agreement), occurrence of the effective date of a confirmed plan of reorganization under Chapter 11 bankruptcy, or an out-of-court recapitalization or restructuring. The Company in its sole discretion may accelerate vesting of the incentive bonus at any time prior to the completion of a transaction.

The foregoing description of the First Amendment is only a summary and does not purport to be a complete description of the terms and conditions under the First Amendment, and such description is qualified in its entirety by reference to the full text of the First Amendment, a copy of which will be attached as an exhibit to the Company’s 2016 Annual Report on Form 10-K, its next periodic filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: December 30, 2016	By:	/s/ Joseph M. Crabb
Name: Joseph M. Crabb Title: Executive Vice President and Chief Legal Officer